EXHIBIT 9

                OPINION & CONSENT OF RICHARD J. WIRTH, ESQ.

To Whom It May Concern:

I hereby consent to the reference to my name under the caption "Legal Matters" in the Prospectus contained in Post-Effective Amendment No. 2 to the Registration Statement on Form N-4 (File No. 333-82916) filed by Phoenix Life Variable Accumulation Account with the Securities and Exchange Commission under the Securities Act of 1933.

As Counsel to the depositor, I am familiar with the variable annuity, Phoenix Asset Manager, which is the subject of this Form N-4 registration statement.

In connection with this opinion, I have reviewed the contracts, the registration statement, the charter and by-laws of the company, relevant proceedings of the Board of Directors, and the provisions of New York insurance law relevant to the issuance of the Contracts.

Based upon this review, I am of the opinion that the contracts, when issued, will be validly issued, and will constitute a legal and binding obligation of Phoenix Life Insurance Company.

Very truly yours,

/s/ Richard J. Wirth
------------------------
Richard J. Wirth
Vice President and Insurance & Investment Products Counsel
The Phoenix Companies, Inc.

Dated: May 30, 2003